As filed with the Securities and Exchange Commission on April 15, 2008
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Automotive Systems, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	33-0885775
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(86) 27-5981-8527
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Jie Li
Chief Financial Officer
China Automotive Systems, Inc.
No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(86) 27-5981-8527
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Hayden J. Trubitt
Heller Ehrman LLP
4350 La Jolla Village Drive, Seventh Floor San Diego, California 92122

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling security holders.
________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Convertible Notes maturing February 15, 2013 (“Closing Notes”)	$10,000,000 principal amount		$10,000,000	$393.00 (1)
Senior Convertible Notes maturing February 15, 2013 (“Henglong Notes”)	$7,500,000 principal amount		$7,500,000	294.75(1)
Senior Convertible Notes maturing February 15, 2013 (“Escrow Notes”)	$17,500,000 principal amount		$17,500,000	687.75(1)
Closing Warrants to purchase shares of Common Stock, with an expiration date of February 15, 2009	warrants to purchase 658,932 shares of common stock			-0- (2)
Escrow Warrants to purchase shares of Common Stock, with an expiration date of February 15, 2009	warrants to purchase 658,932 shares of common stock			-0-
Common Stock, par value $0.0001 per share (3)(4)	3,953,595	$8.8527	$35,000,000	-0- (1)
Common Stock, par value $0.0001 per share (3)(5)	1,317,864	$8.8527	11,666,655	458.50 (2)
Common Stock, par value $0.0001 per share (3)(6)	1,054,292	$8.8527	$9,333,331	366.80
Total				$2,200.80

(1)
Pursuant to Rule 457(i) under the Securities Act, a registration fee is payable based on the proposed offering price of the convertible securities (the Senior Convertible Notes) alone, and no separate registration fee is payable with regard to the underlying shares of common stock which are also being registered for distribution in this same registration statement.

(2)
Calculation is indicated based upon the exercise price per share of the Warrants, in accordance with Rule 457(g)(1) under the Securities Act. However, pursuant to the final sentence of Rule 457(g) under the Securities Act, as applied, no registration fee is required with respect to the Warrants, because the Warrants are currently out-of-the-money and the underlying shares of common stock are also being registered for distribution in this same registration statement.

(3)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(4)
Represents shares of common stock issuable upon conversion of various Senior Convertible Notes dated February 15, 2008 at a conversion price of $8.8527 per share (subject to possible future adjustment), issued under the Securities Purchase Agreement dated February 1, 2008.

(5)
Represents shares of common stock issuable upon exercise of various Closing Warrants and Escrow Warrants dated February 15, 2008 to purchase common stock at an exercise price of $8.8527 per share (subject to possible future adjustment), issued under the Securities Purchase Agreement dated February 1, 2008.

(6)
Represents additional shares of common stock issuable upon conversion of the various Senior Convertible Notes and/or exercise of the various Closing Warrants and Escrow Warrants upon potential future conversion price reset and/or weighted-average antidilution adjustments.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 15, 2008

PROSPECTUS

CHINA AUTOMOTIVE SYSTEMS, INC.

$10,000,000 principal amount of Senior Convertible Notes maturing February 15, 2013 (“Closing Notes”)
$7,500,000 principal amount of Senior Convertible Notes maturing February 15, 2013 (“Henglong Notes”)
$17,500,000 principal amount of Senior Convertible Notes maturing February 15, 2013 (“Escrow Notes”)

Closing Warrants to purchase an aggregate of 658,932 shares of Common Stock, with an expiration date of February 15, 2009
Escrow Warrants to purchase an aggregate of 658,932 shares of Common Stock, with an expiration date of February 15, 2009
6,325,751 shares of Common Stock

This prospectus relates to the resale, and offer for resale, of up to $10,000,000 principal amount of Senior Convertible Notes maturing February 15, 2013 (“Closing Notes”), $7,500,000 principal amount of Senior Convertible Notes maturing February 15, 2013 (“Henglong Notes”), and $17,500,000 principal amount of Senior Convertible Notes maturing February 15, 2013 (“Escrow Notes”); Closing Warrants to purchase an aggregate of 658,392 shares of common stock, with an expiration date of February 15, 2009, and Escrow Warrants to purchase an aggregate of 658,392 shares of common stock, with an expiration date of February 15, 2009; and 5,271,459 shares (plus up to 1,054,292 additional shares upon potential future conversion price reset or weighted-average antidilution adjustments) of common stock, $0.0001 par value per share, of China Automotive Systems, Inc. (“we,” “China Automotive” or the “Company”) that may be offered from time to time by the selling securityholders identified on page 31 of this prospectus.

The Closing Notes, the Henglong Notes and the Escrow Notes, which are collectively referred to as the “Senior Convertible Notes,” are identical except that the Henglong Notes and the Escrow Notes were subject to early redemption at the holders’ option if we did not consummate the acquisition of a further equity interest in Jingzhou Henglong Automotive Parts Co., Ltd. (the “Henglong Transaction”) by April 15, 2008. The Closing Warrants and the Escrow Warrants, which are collectively referred to as the “Warrants,” are identical except that the Escrow Warrants had to be surrendered back to us if the holders of the Escrow Notes elected early redemption of the Escrow Notes as a result of us not consummating the Henglong Transaction by April 15, 2008. In fact, the Henglong Transaction was consummated on April 3, 2008. Therefore, as a practical matter there is no further distinction among any of the Senior Convertible Notes and no further distinction among any of the Warrants.

We are registering these securities for resale by the selling securityholders named in this prospectus or their pledges, donees, assigns, transferees or other successors in interest. These securities are being registered to permit the selling securityholders to sell securities from time to time in the public market or otherwise, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution” beginning on page 32. We will not receive any of the proceeds from this offering. We will receive proceeds from any exercise of the Warrants, if the exercise price is paid in cash instead of via “net exercise.” All costs associated with this registration will be borne by us.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CAAS.” On April 11, 2008, the last reported sale price of our common stock was $5.66 per share. The Senior Convertible Notes and the Warrants are not listed on any exchange or known to be quoted in any interdealer quotation system.

Investing in our securities involves a high degree of risk.
See “Risk Factors” beginning on page 6.
_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

_________________________

The date of this prospectus is  , 2008.

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	6
Special Note Regarding Forward-Looking Statements	16
Use of Proceeds	16
Ratio of Earnings to Fixed Charges	17
Private Placement of and Description of Senior Convertible Notes and Warrants	18
Selling Securityholders	30
Plan of Distribution	32
Certain U.S. Federal Income Tax Considerations	34
Legal Matters	39
Experts	39
Where You Can Find More Information	40
Documents Incorporated by Reference	41

Prospectus Summary

This summary highlights selected information appearing elsewhere in, or incorporated by reference in, this prospectus. While this summary highlights important information about us, you should carefully read this prospectus (including the documents incorporated by reference into this prospectus) and the registration statement of which this prospectus is a part in their entirety before investing in our securities, especially the risks of investing in our securities which we discuss later in “Risk Factors.” Unless the context requires otherwise, the words “we,” the “Company,” “us” and “our” refer to China Automotive Systems, Inc.

ABOUT CHINA AUTOMOTIVE SYSTEMS, INC.

Business and History

China Automotive Systems, Inc. manufactures power steering components and systems for passenger automobiles and commercial vehicles, primarily through seven indirectly-owned Sino-foreign joint ventures. Its current customer base includes several leading Chinese auto manufacturers.

We were incorporated in the State of Delaware on June 29, 1999 under the name Visions-In-Glass, Inc., which was principally engaged in the business of designing, marketing and selling custom-designed stained glass, leaded glass artifacts and leaded glass windows through a web site. From August 23, 2002 to March 2003, we had no business operations.

Pursuant to a Share Exchange Agreement dated as of March 5, 2003, among Yarek Bartosz, Guofu Dong, Liping Xie, Qizhou Wu, Andy Yiu Wong Tse and Hanlin Chen and Great Genesis Holding Limited, a corporation organized under the laws of the Hong Kong Special Administrative Region, China (“Genesis”), we acquired all of the issued and outstanding equity interests of Genesis. As consideration for these Genesis shares, we issued 20,914,250 shares of common stock to the former stockholders of Genesis.

Genesis currently owns interests in the seven Sino-foreign power steering joint ventures and also has one wholly-owned power steering subsidiary.

In connection with the acquisition of Genesis, we changed our name from Visions-In-Glass, Inc. to China Automotive Systems, Inc.

Our principal executive offices are located at No. 1 Henglong Road, Yu Qiao Development Zone, Shashi District, Jing Zhou City, Hubei Province, People’s Republic of China. Our telephone number is (86) 27-5981-8527.

Recent Developments

On February 1, 2008, we entered into a Securities Purchase Agreement with two institutional investors (the “Securities Purchase Agreement”). At the February 15, 2008 closing pursuant to the Securities Purchase Agreement, we issued and sold to the two institutional investors senior convertible notes with an aggregate original principal amount of $35,000,000 plus warrants to purchase an aggregate of 1,317,684 shares of our common stock. These senior convertible notes and warrants, and the shares of common stock issuable upon conversion or exercise of them, are the securities being offered for resale pursuant to this prospectus. In consideration for the issuance of the senior convertible notes and warrants, we received $35,000,000 in cash from the institutional investors -- $17,500,000 directly at the closing, and $17,500,000 which was delivered to us from an escrow account on April 11, 2008 following the consummation of the Henglong Transaction described below.

On April 3, 2008, Genesis consummated the acquisition of a 35.5% minority interest in Jingzhou Henglong Automotive Parts Co., Ltd., pursuant to an Equity Transfer Agreement dated March 31, 2008 (the “Henglong Transaction”). After the Henglong Transaction, Genesis holds 80% of the shares of Jingzhou Henglong Automotive Parts Co., Ltd. In the Henglong Transaction, we agreed to transfer promptly to Wiselink Holdings Limited, the seller of the shares, $10,000,000 cash and 1,170,000 shares of our common stock. In addition, we agreed to issue an additional 1,853,542 shares of our common stock to Wiselink if and when we obtain approval of our stockholders for the Henglong Transaction. If such stockholder approval is not obtained by March 31, 2009, it was agreed that instead of such additional shares we would issue to Wiselink a four-year, non-interest-bearing promissory note with a principal amount equal to the then market value of 1,853,542 shares of our common stock, but not to exceed $13,541,978. Such promissory note would be subordinated to the February 15, 2008 senior convertible notes.

SUMMARY OF THE OFFERING

This offering relates to the resale by the selling securityholders named in this prospectus, or their pledges, donees, assigns, transferees or other successors in interest, of certain derivative securities issued by us pursuant to the Securities Purchase Agreement and of our common stock underlying such derivative securities. The derivative securities consist of an aggregate of $35,000,000 original principal amount of senior convertible notes dated February 15, 2008, which were issued in series which we refer to as the “Closing Notes,” the “Henglong Notes” and the “Escrow Notes,” and warrants to purchase 1,317,864 shares of common stock dated February 15, 2008, which were issued in series which we refer to as the “Closing Warrants” and “Escrow Warrants.” The resale offering also includes 5,271,459 shares of common stock issuable upon conversion and exercise of such derivative securities, plus up to 1,054,292 additional shares of common stock upon potential future conversion price reset or weighted-average antidilution adjustments.

The Closing Notes, the Henglong Notes and the Escrow Notes, which are collectively referred to as the “Senior Convertible Notes,” are identical except that the Henglong Notes and the Escrow Notes were subject to early redemption at the holders’ option if we did not consummate the Henglong Transaction by April 15, 2008. The Closing Warrants and the Escrow Warrants, which are collectively referred to as the “Warrants,” are identical except that the Escrow Warrants had to be surrendered back to us if the holders of the Escrow Notes elected early redemption of the Escrow Notes as a result of us not consummating the Henglong Transaction by April 15, 2008. In fact, the Henglong Transaction was consummated on April 3, 2008. Therefore, as a practical matter there is no further distinction among any of the Senior Convertible Notes and no further distinction among any of the Warrants.

Senior Convertible Notes Offered	The resale of Senior Convertible Notes with an aggregate original principal amount of up to $35,000,000.

Warrants Offered	The resale of Warrants to purchase up to 1,317,864 shares of our common stock.

Common Stock Offered
The resale of up to 6,325,751 shares of common stock issuable to the selling securityholders (including 1,054,292 additional shares upon potential future conversion price resets or weighted-average antidilution adjustments).

Common Stock Outstanding Before the Offering	23,959,702 shares (not including any of the shares issuable pursuant to the Henglong Transaction).

Use of Proceeds
We will not receive any proceeds of the securities offered by the selling securityholders. However, we may receive proceeds from the exercise of the Warrants if the exercise price of the Warrants is paid in cash instead of via “net exercise.” We would plan to use all such proceeds for capital expenditures, possible future acquisitions, and general corporate and working capital purposes. See “Use of Proceeds.” We have already received $35 million from the issuance of the Senior Convertible Notes and the Warrants under the Securities Purchase Agreement.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

NASDAQ Capital Market symbol of Common Stock	CAAS

Risk Factors

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the information contained elsewhere in this prospectus or incorporated by reference in this prospectus, before you make a decision to invest in our company. Our business, financial conditions and results of operations could be materially and adversely affected by many risk factors.  Because of these risk factors, actual results might differ significantly from those projected in any forward-looking statements.  Factors that might cause such differences include, among others, the following:

Risks Related to our Business and Industry

Because we are a holding company with substantially all of our operations conducted through our subsidiaries, our performance will be affected by the performance of our subsidiaries.

We have no operations independent of those of Genesis and its subsidiaries, and our principal assets are our investments in Genesis and its subsidiaries.  As a result, we are dependent upon the performance of Genesis and its subsidiaries and will be subject to the financial, business and other factors affecting Genesis as well as general economic and financial conditions.  As substantially all of our operations are and will be conducted through our subsidiaries, we will be dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are and will be held by operating subsidiaries, the claims of our stockholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries.  In the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our subsidiaries’ liabilities and obligations have been paid in full.

The Senior Convertible Notes are unsecured obligations of us, but are not obligations of our subsidiaries. In addition, our secured commercial debt is senior to the Senior Convertible Notes.

With the automobile parts markets being highly competitive and many of our competitors having greater resources than we do, we may not be able to compete successfully.

The automobile parts industry is a highly competitive business. Criteria for our customers include:

•	Quality;
•	Price/cost competitiveness;
•	System and product performance;
•	Reliability and timeliness of delivery;
•	New product and technology development capability;
•	Excellence and flexibility in operations;
•	Degree of global and local presence;
•	Effectiveness of customer service; and
•	Overall management capability.

Our competitors include independent suppliers of parts, as well as suppliers formed by spin-offs from our customers, who are becoming more aggressive in selling parts to other vehicle manufacturers.  Depending on the particular product, the number of our competitors varies significantly.  Many of our competitors have substantially greater revenues and financial resources than we do, as well as stronger brand names, consumer recognition, business relationships with vehicle manufacturers, and geographic presence than we have.  We may not be able to compete favorably and increased competition may substantially harm our business, business prospects and results of operations.

Internationally, we face different market dynamics and competition.  We may not be as successful as our competitors in generating revenues in international markets due to the lack of recognition of our products or other factors.  Developing product recognition overseas is expensive and time-consuming and our international expansion efforts may be more costly and less profitable than we expect.  If we are not successful in our target markets, our sales could decline, our margins could be negatively impacted and we could lose market share, any of which could materially harm our business, results of operations and profitability.

The cyclical nature of automotive production and sales could result in a reduction in automotive sales, which could adversely affect our business and results of operations.

Our business relies on automotive vehicle production and sales by our customers, which are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences and the price and availability of gasoline.  They also can be affected by labor relations issues, regulatory requirements, and other factors.  In addition, in the last two years, the price of automobiles in China has generally declined.  As a result, the volume of automotive production in China has fluctuated from year to year, which gives rise to fluctuations in the demand for our products.  Any significant economic decline that results in a reduction in automotive production and sales by our customers would have a material adverse effect on our results of operations. Moreover, if the prices of automobiles do not remain low, then demand for automobile parts could fall and result in lower revenues and profitability.

Increasing costs for manufactured components and raw materials may adversely affect our profitability.

We use a broad range of manufactured components and raw materials in our products, including castings, electronic components, finished sub-components, molded plastic parts, fabricated metal, aluminum and steel, and resins.  Because it may be difficult to pass increased prices for these items on to our customers, a significant increase in the prices of our components and materials could materially increase our operating costs and adversely affect our profit margins and profitability.

Pricing pressure by automobile manufacturers on their suppliers may adversely affect our business and results of operations.

Recently, pricing pressure from automobile manufacturers has been prevalent in the automotive parts industry in China.  Virtually all vehicle manufacturers seek price reductions each year, including requiring suppliers to pay a “3-R Guarantees” service charge for repair, replacement and refund in an amount equal to one percent of the total amount of parts supplied.  Although we have tried to reduce costs and resist price reductions, these reductions have impacted our sales and profit margins.  If we cannot offset continued price reductions through improved operating efficiencies and reduced expenditures, price reductions will have a material adverse effect on our results of operations.

Our business, revenues and profitability would be materially and adversely affected if we lose any of our large customers.

For the year ended December 31, 2007, approximately 16.4% of our sales were to Chery Automobile Co., Ltd., approximately 13.7% were to Brilliance China Automotive Holdings Limited, approximately 11.5% were to Beiqi Foton Motor Co., Ltd., and approximately 10.6% were to Zhejiang Geely Holding Co., Ltd.  The loss of, or significant reduction in purchases by, one or more of these major customers could disrupt our business.

We may be subject to product liability and warranty and recall claims, which may increase the costs of doing business and adversely affect our financial condition and liquidity.

We may be exposed to product liability and warranty claims if our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage.  We started to pay some of our customers’ increased after-sales service expenses due to consumer rights protection policies of “recall” issued by the Chinese Government in 2004, such as the recalling flawed vehicles policy.  Beginning in 2004, automobile manufacturers unilaterally required their suppliers to pay a “3-R Guarantees” service charge for repair, replacement and refund in an amount equal to one percent of the total amount of parts supplied.  Accordingly, we have experienced and will continue to experience higher after sales service expenses.  Product liability, warranty and recall costs may have a material adverse effect on our financial condition.

We are subject to environmental and safety regulations, which may increase our compliance costs and may adversely affect our results of operation.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in China.  We cannot provide assurance that we have been or will be at all times in full compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements.  Additionally, these regulations may change in a manner that could have a material adverse effect on our business, results of operations and financial condition.  The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a material expense of doing business.

Non-performance by our suppliers may adversely affect our operations by delaying delivery or causing delivery failures, which may negatively affect demand, sales and profitability.

We purchase various types of equipment, raw materials and manufactured component parts from our suppliers.  We would be materially and adversely affected by the failure of our suppliers to perform as expected.  We could experience delivery delays or failures caused by production issues or delivery of non-conforming products if our suppliers failed to perform, and we also face these risks in the event any of our suppliers becomes insolvent or bankrupt.

Our business and growth may suffer if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies effectively depends on the efforts of our executive officers and other key employees.  We depends on the continued contributions of our senior management and other key personnel.  Our future success also depends on our ability to identify, attract and retain highly skilled technical staff, particularly engineers and other employees with electronics expertise, and managerial, finance and marketing personnel.  We does not maintain a key person life insurance policy on Mr. Hanlin Chen or Mr. Qizhou Wu.  The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could substantially harm our business.

Our management controls approximately 80% of our outstanding common stock and may have conflicts of interest with our minority stockholders.

Members of our management beneficially own approximately 80% of the outstanding shares of our common stock.  As a result, these majority stockholders have control over decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders, which could result in the approval of transactions that might not maximize stockholders’ value.  Additionally, these stockholders control the election of members of our board, have the ability to appoint new members to our management team and control the outcome of matters submitted to a vote of the holders of our common stock.  The interests of these majority stockholders may at times conflict with the interests of our other stockholders. We regularly engage in transactions with our non-wholly-owned subsidiaries, entities controlled by one of more of our officers and directors, and/or other entities  with which we have directors in common, and/or in which one or more of our directors or officers has a significant ownership interest. These transactions have in the past included, and might in the future include, product sales, material purchases and purchases of equipment and technology; purchase/sale of capital stock of joint ventures; sale of property, plant and equipment; and demand loans. The Henglong Transaction was a related-party transaction.

We substantially increased our outstanding indebtedness with the sale of the Senior Convertible Notes and we may not be able to pay our debt and other obligations.

On February 15, 2008, we issued and sold an aggregate $35,000,000 principal amount of our Senior Convertible Notes pursuant to the Securities Purchase Agreement.

An event of default may be triggered under the Senior Convertible Notes for a number of reasons, including our failure to pay any principal, interest or late charges on the Senior Convertible Notes when due and any default under other indebtedness when due. Upon any event of default under the Senior Convertible Notes, the interest rate will be increased by 2% above the then applicable interest rate until the event of default has been cured. The issuance of the Senior Convertible Notes may:

•	make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures or other purposes;

•	make it more difficult for us to be acquired;

•	require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service;

•	magnify the consequences of any other adverse development affecting our business;

•	limit our flexibility in planning for, or reacting to, changes in our business;

•	make us more vulnerable in the event of a downturn in our business or industry conditions; and

•	place us at a competitive disadvantage to any of our competitors that have less debt.

If we are unable to satisfy our payment obligations under the Senior Convertible Notes or otherwise are obliged to repay the Senior Convertible Notes before the maturity date, we could default on the Senior Convertible Notes, in which case our available cash could be depleted, and our ability to fund operations could be materially harmed.

The Senior Convertible Notes contain various restrictive covenants that limit management’s discretion in operating our business.

In particular, these covenants limit our ability to, among other things:

•	incur additional debt, including secured debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase or redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens; and

•	enter into transactions with affiliates.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with them. A breach of these covenants could result in a default under the Senior Convertible Notes. If there were an event of default under the Senior Convertible Notes, the selling securityholders could cause all amounts borrowed under the Senior Convertible Notes to be due and payable immediately.

These covenants cannot be waived without the consent of Lehman Brothers Commercial Corporation Asia Limited, or Lehman.

We may incur penalties for late registration of the Senior Convertible Notes, Warrants and the shares of common stock underlying them.

Under the terms of the registration rights agreement we entered into with the selling securityholders on February 15, 2008, we are obligated to register the Senior Convertible Notes, Warrants and the common stock underlying the Senior Convertible Notes and Warrants. The registration rights carry penalties in the event we do not meet these registration obligations. If sales of all of the securities covered by the registration statement may not be made, whether because of our failure to keep the registration statement effective, our failure to provide sufficient disclosure, our failure to register a sufficient number of shares of common stock or our failure to maintain the listing of our common stock, then we must pay liquidated damages in cash to the holders in the amount of 1% of the aggregate purchase price of the Senior Convertible Notes and Warrants not included in and still unsold under the registration statement, for every 30-day period, pro-rated for lesser periods, that the registration statement has not been maintained effective.

There is a limited public float of our common stock, which can result in our stock price being volatile and prevent the realization of a profit on resale of our common stock or derivative securities.

There is a limited public float of our common stock.  Of our outstanding common stock, approximately 20% is considered part of the public float.  The term “public float” refers to shares freely and actively tradable on the NASDAQ Capital Market and not owned by officers, directors or affiliates, as such term is defined under the Securities Act.  As a result of the limited public float and the limited trading volume on some days, the market price of our common stock can be volatile, and relatively small changes in the demand for or supply of our common stock can have a disproportionate effect on the market price for our common stock. This stock price volatility could prevent a securityholder seeking to sell our common stock or derivative securities from being able to sell them at or above the price at which the stock or derivative securities were bought, or at a price which a fully liquid market would report.

Provisions in our certificate of incorporation and bylaws and the General Corporation Law of Delaware may discourage a takeover attempt.

Provisions in our certificate of incorporation and bylaws and the General Corporation Law of Delaware, the state in which we are organized, could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.  Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it difficult for stockholders to effect certain corporate actions and possibly prevent transactions that would maximize stockholders’ value.

We do not pay cash dividends on our common stock.

We have never paid common stock cash dividends and do not anticipate doing so in the foreseeable future. In addition, the Senior Convertible Notes prohibit us from paying cash dividends on common stock.

Risks Related to Doing Business in China and Other Countries Besides the United States

Because our operations are all located outside of the United States and are subject to Chinese laws, any change of Chinese laws may adversely affect our business.

All of our operations are outside the United States and in China, which exposes us to risks, such as exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in Chinese laws and regulations, exposure to possible expropriation or other Chinese government actions, and unsettled political conditions.  These factors may have a material adverse effect on our operations or on our business, results of operations and financial condition.

Our international expansion plans subject us to risks inherent in doing business internationally.

Our long-term business strategy relies on the expansion of our international sales outside China by targeting markets, such as the United States.  Risks affecting our international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, foreign laws, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers.  These risks could harm our international expansion efforts, which could in turn materially and adversely affect our business, operating results and financial condition.

We face risks associated with currency exchange rate fluctuations; any adverse fluctuation may adversely affect our operating margins.

Although we are incorporated in the United States (Delaware), the majority of our current revenues are in Chinese currency.  Conducting business in currencies other than US dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results.  Fluctuations in the value of the US dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses.  Historically, we have not engaged in exchange rate hedging activities. Although we may implement hedging strategies to mitigate this risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and involve costs and risks of their own, such as ongoing management time and expertise requirements, external costs to implement the strategy and potential accounting implications.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues.  Controversies may arise in the future between these two countries.  Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access US capital markets.

The Chinese Government could change its policies toward private enterprises, which could adversely affect our business.

Our business is subject to political and economic uncertainties in China and may be adversely affected by China’s political, economic and social developments.  Over the past several years, the Chinese Government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization.  The Chinese Government may not continue to pursue these policies or may alter them to our detriment from time to time.  Changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business.  Nationalization or expropriation could result in the total loss of our investment in China.

The economic, political and social conditions in China could affect our business.

All of our business, assets and operations are located in China.  The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources.  The economy of China has been transitioning from a planned economy to a more market-oriented economy.  Although the Chinese Government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese Government.  In addition, the Chinese Government continues to play a significant role in regulating industry by imposing industrial policies.  It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Therefore, the Chinese Government’s involvement in the economy could adversely affect our business operations, results of operations and/or financial condition.

The Chinese Government’s macroeconomic policies could have a negative effect on our business and results of operations.

The Chinese Government has implemented various measures from time to time to control the rate of economic growth.  Some of these measures benefit the overall economy of China, but may have a negative effect on us.

Government control of currency conversion and future movements in exchange rates may adversely affect our operations and financial results.

We receive substantially all of our revenues in Renminbi, the currency of China.  A portion of such revenues will be converted into other currencies to meet our foreign currency obligations.  Foreign exchange transactions under our capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange in China.  These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

The Chinese Government controls its foreign currency reserves through restrictions on imports and conversion of Renminbi into foreign currency.  Although the exchange rate of the Renminbi to the US dollar has been stable since January 1, 1994, and the Chinese Government has stated its intention to maintain the stability of the value of Renminbi, there can be no assurance that exchange rates will remain stable.  The Renminbi could devalue against the US dollar.  Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which our earnings and obligations are denominated.  In particular, a devaluation of the Renminbi is likely to increase the portion of our cash flow required to satisfy our foreign currency-denominated obligations.

Because the Chinese legal system is not fully developed, our and securityholders’ legal protections may be limited.

The Chinese legal system is based on written statutes and their interpretation by the Supreme People’s Court. Although the Chinese government introduced new laws and regulations to modernize its business, securities and tax systems on January 1, 1994, China does not yet possess a comprehensive body of business law.  Because Chinese laws and regulations are relatively new, interpretation, implementation and enforcement of these laws and regulations involve uncertainties and inconsistencies and it may be difficult to enforce contracts.  In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.  Moreover, interpretative case law does not have the same precedential value in China as in the United States, so legal compliance in China may be more difficult or expensive.

It may be difficult to serve us with legal process or enforce judgments against our management or us.

All of our assets are located in China and all but two of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States.  As a result, it may not be possible to effect service of process within the United States upon such persons to originate an action in the United States.  Moreover, there is uncertainty that the courts of China would enforce judgments of U.S. courts against us, our directors or officers based on the civil liability provisions of the securities laws of the United States or any state, or an original action brought in China based upon the securities laws of the United States or any state.

Risks Related to this Offering

The Senior Convertible Notes are unsecured and are structurally subordinated to our subsidiaries’ debt.

The Senior Convertible Notes are unsecured, and we retain certain rights to maintain or refinance our existing secured indebtedness or to incur certain new secured indebtedness. Secured debt would have, as to the secured collateral, a senior position vis-à-vis the Senior Convertible Notes. The Senior Convertible Notes are on a parity with our other unsecured indebtedness and obligations. In addition, our business is conducted through various subsidiaries, which also incur indebtedness and other obligations in their own names. The Senior Convertible Notes, which are parent-level obligations, are structurally subordinated to the subsidiaries’ secured and unsecured indebtedness and other obligations.

There is no public trading market for the Senior Convertible Notes or the Warrants and there may never be one.

The Senior Convertible Notes and the Warrants are not listed on any stock exchange and there is no known trading market for them at this time. This results in an absence of liquidity which could make it difficult to ascertain, or to obtain, a fair market price for any resale of any Senior Convertible Note or any Warrant.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.

The price of the securities in this offering may fluctuate based on, among other possible factors, the prevailing market price of our common stock on Nasdaq. (Because the Senior Convertible Notes and the Warrants are convertible into or exercisable for our common stock, their value could be anticipated to have a correlation with the market price of our common stock.) Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in the offering.

We may force early conversion of the Senior Convertible Notes, which would deprive the holders of the Senior Convertible Notes from some of the benefits of debt interests generally and the Senior Convertible Notes in particular.

We are entitled to force conversion of the Senior Convertible Notes in certain situations. If we become entitled to and do force such conversion, the holders will no longer be entitled to return of principal, payment of interest and premium, and other attributes of debt interests generally and the Senior Convertible Notes in particular.

If you hold Senior Convertible Notes or Warrants, you will not be entitled to rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Senior Convertible Notes or Warrants, you will not be entitled (with respect to them) to certain standard rights of common stock (including, without limitation, voting rights), but if you subsequently convert your Senior Convertible Notes or exercise your Warrants and receive common stock upon such conversion or exercise, you will be subject to all changes affecting the common stock. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before you convert your Senior Convertible Notes or exercise your Warrants, you will not be entitled to vote on the amendment; but nevertheless your common stock will be subject to any changes in the powers or rights of our common stock that result from such amendment.

One securityholder controls decisions as to amendments of and waivers and consents under the Senior Convertible Notes and the Warrants.

Each Senior Convertible Note can be amended by, and only by, joint action of us and the “Required Holders.” The terms of the Senior Convertible Notes and Warrants provide that the Required Holders must include Lehman and must also include a majority in interest of the Senior Convertible Notes or Warrants, as applicable. Lehman currently holds a substantial majority of the Senior Convertible Notes and Warrants. In addition, various consents contemplated by the Senior Convertible Notes and Warrants can be given by, and only by, the Required Holders. Amendments and waivers of Warrants can be made by a two-thirds supermajority in interest of the Warrant holders (although no holder’s own Warrant’s number of warrant shares or exercise price can be amended without such holder’s own written consent). Therefore, Lehman currently has the power, if acting together with us, to effect any amendments of or waivers or consents under the Senior Convertible Notes and certain amendments and any waivers or consents under the Warrants, and Lehman currently has the power to prevent any amendment of or waiver or consent under the Senior Convertible Notes and Warrants. Lehman’s interests may be different from yours, and Lehman’s exercise of judgment as to amendment, waivers and consents may be contrary to your wishes.

The issuance of shares upon conversion of the Senior Convertible Notes and Warrants may cause substantial additional dilution to our existing stockholders and may depress the market price of our common stock. Also, sales of already-outstanding stock may depress the market price of our common stock.

The issuance of shares upon conversion of the Senior Convertible Notes and exercise of the Warrants may result in substantial dilution to the interests of other stockholders. The holders may ultimately sell the full amount of our common stock issuable on conversion or exercise, thereby resulting in an imbalance of supply of and demand for our common stock and causing a stock price decline. Although the holders may not convert their Senior Convertible Notes or exercise their Warrants if the conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the holders of the Senior Convertible Notes from converting a portion of their Senior Convertible Notes or exercising a portion of their Warrants, selling the shares of common stock issued upon conversion or exercise and subsequently converting their remaining Senior Convertible Notes or exercising their remaining Warrants. As a result, the holders of the Senior Convertible Notes and Warrants could sell more than this 4.99% limit while never holding more than this limit.

Of the 23,959,702 shares of common stock outstanding as of April 11, 2008, all such shares are freely tradable without restriction, unless held by our “affiliates.” Some of the shares held by our affiliates may be resold under Rule 144. The shares of common stock issuable to Wiselink Holdings Limited under the Henglong Transaction would not be immediately resalable.

Actual or anticipated dilution from conversion of the Senior Convertible Notes and/or exercise of the Warrants could depress our stock price.

Any conversion of the Senior Convertible Notes or exercise of the Warrants would result in dilution of the ownership interests of our existing stockholders. The conversion of the Senior Convertible Notes or the exercise of the Warrants could have a dilutive effect on our earnings per share. Any sales in the public market of our common stock issuable upon such conversion or exercise could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the Senior Convertible Notes into or exercise of the Warrants for shares of our common stock could depress the price of our common stock.

If we cannot repay the Senior Convertible Notes when they become due, we will be materially adversely affected.

The Securities Purchase Agreement transaction has made us significantly more leveraged, and accordingly a significantly riskier investment. To the extent that a greater percentage of our operating revenues must now be allocated to interest and/or premium payments on the Senior Convertible Notes, all the risks highlighted above will be magnified. If we cannot repay the Senior Convertible Notes when they come due, our operations will be materially adversely affected.

Special Note Regarding Forward-Looking Statements

This prospectus, including the sections titled “Prospectus Summary” and “Risk Factors,” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this prospectus other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “could,” “would,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission (“SEC”) after the date of this prospectus. See “Where You Can Find More Information.”

As described in “Documents Incorporated by Reference” below, certain documents filed by us in the future with the SEC are automatically deemed to be incorporated by reference into this prospectus. Such documents may include forward-looking statements. To the extent they do, the previous three paragraphs apply to such forward-looking statements as well, except that such other documents’ forward-looking statements shall be deemed to speak only as of the filing date of the applicable other document.

Use of Proceeds

This prospectus relates to securities issued by us that may be offered and sold from time to time by the selling securityholders. There will be no proceeds to us from the sale of shares of securities in this offering.

The shares of common stock offered under this prospectus include 1,317,864 shares of common stock underlying the Warrants at an initial exercise price $8.8527 per share. The holders of the Warrants are not obligated to exercise the Warrants. Assuming the exercise of all of the Warrants, and further assuming that the exercise price of the Warrants is paid in cash and not via the “net exercise” method, we would receive from the exercise of Warrants up to $11,666,655, which we would use for capital expenditures, possible future acquisitions, and general corporate and working capital purposes. We have already received $35,000,000 in cash from the initial purchasers for issuing the Senior Convertible Notes and the Warrants under the Securities Purchase Agreement.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges (1)	37.6	15.4	7.3	17.0	34.7

______
(1) For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental payments under operating leases we believe to be representative of interest.

Private Placement of and Description of Senior Convertible Notes and Warrants

The following information contains a description of the securities to be sold in this offering, and how the selling securityholders acquired the securities to be sold in this offering. No selling securityholder has held any position or office, or had any other material relationship, with us, except as described in the text following the table in “Selling Securityholders” below:

On February 15, 2008, we issued the Senior Convertible Notes and the Warrants in favor of two institutional investors, against $35,000,000 cash paid by them. This private-placement issuance was made pursuant to the Securities Purchase Agreement.

Summary descriptions of the terms and conditions of the Senior Convertible Notes and the Warrants follow below. The three series of Senior Convertible Notes (the Closing Notes, the Henglong Notes and the Escrow Notes), and the two series of Warrants (the Closing Warrants and the Escrow Warrants) are identical to each other except for special provisions pertaining to the possible nonoccurrence or delayed occurrence of the Henglong Transaction. The Henglong Transaction was successfully consummated on April 3, 2008, and all those special provisions thereupon ceased to have any further applicability. As a practical matter, there is no further distinction among any of the Senior Convertible Notes and no distinction among any of the Warrants.

Senior Convertible Notes

General

The Senior Convertible Notes:

•	were issued in aggregate principal amount of $35,000,000

•
are our senior unsecured debt and are structurally subordinated to any secured debt, rank on parity with all of our existing and future senior unsecured debt and are senior to all future subordinated debt

•	mature on February 15, 2013, unless earlier converted or redeemed by us at our option or the option of the holder, or extended if there is an event of default or a change of control

•
bear interest at the annual rate of 3.0% for 2008, 3.5% for 2009, 4.0% for 2010, 4.5% for 2011 and 5.0% for 2012, which will be payable on January 15 and July 15 of each year beginning on July 15, 2008; interest is computed on the basis of a 360-day year and will be increased by 2% if there is an event of default

•	if held to maturity, entitle the holder to a make-whole amount sufficient to (including interest already paid) provide the holder a 13% annual return

•	entitle the holder to receive, on an as-if-fully-converted basis, any dividends or distributions paid on our common stock

•
are convertible into our common stock initially at $8.8527 per share, under the conditions and subject to such adjustments as are described under “Conversion Rights” and “Adjustments to Conversion Price” below

•
are convertible at the option of the holder into our common stock at the then-effective conversion price, under the conditions and subject to such adjustments as are described under “Conversion Rights” and “Adjustments to Conversion Price” below

•	are represented physically by definitive notes in registered form

•
are convertible at our option into our common stock at the then-effective conversion price if the weighted average closing price of our common stock for a period of 30 trading days during any six-month period exceeds 125% of the initial conversion price for the first year, 135% of the initial conversion price for the second year, 145% of the initial conversion price for the third year, and 155% of the initial conversion price for the fourth year, subject to other conditions set forth in “Conversion Rights - Mandatory Conversion” below

•
are subject to redemption (via conversion) at the option of the holder into our common stock at an adjusted conversion price if there is an event of default, which adjustments are described under “Redemption Rights - Redemption Rights upon Event of Default” below

•
are subject to redemption (via conversion) at the option of the holder into our common stock at an adjusted conversion price if there is a change in control of the Company, which adjustments are described under “Redemption Rights - Redemption Rights upon Change of Control” below

•
provide that holders are entitled to weighted-average antidilution rights and certain other rights if we issue common stock, options, warrants or other convertible securities, or engage in a merger, sale of all or substantially all of our assets or other change of control transaction, subject to other conditions as described under “Other Rights” below

•
are subject to redemption at the option of the holder on February 15, 2010 and February 15, 2011, or in the event our common stock is no longer authorized for quotation or listing on The Nasdaq Capital Market, or in the event that, after February 15, 2009, the weighted-average closing price of our common stock for a period of 20 trading days is less than 45% of the initial conversion price, subject to other conditions described under “Redemption Rights - Mandatory Redemption Rights of the Holder” below

•
are subject to redemption at our option in the event that less than 10% of the original principal amount of all Senior Convertible Notes remain outstanding, subject to other conditions described under “Redemption Rights - Optional Redemption Rights of the Company” below

Conversion Rights

Optional Conversion of the Holder

A holder of Senior Convertible Notes may convert any outstanding Senior Convertible Notes at any time after March 16, 2008 and before 30 business days before maturity into shares of our common stock at an initial conversion price of $8.8527 per share of common stock. The conversion price is subject to adjustment as described below. We will not issue any fraction of a share of common stock upon any conversion. Instead, we will round such fraction of a share of common stock up to the nearest whole share. We will pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of common stock upon conversion of the Senior Convertible Notes. In general, conversion will result in the holder not receiving any make-whole payment (in the nature of additional interest) of the sort which the holder could receive if it holds the Senior Convertible Notes to maturity or redemption.

Mandatory Conversion

If at any time during a six-month period ending on the six-month anniversary of February 15, 2008:

•
the arithmetic average of the weighted average closing price of our common stock for a period of at least 30 consecutive trading days following the starting date of such six-month period equals or exceeds 125% for the first 12 months, 135% for the next 12 months, 145% for the next 12 months and 155% for the next 12 months,

•
the registration statement is effective, or all shares of our common stock issuable upon conversion of the Senior Convertible Notes will be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws,

•
our common stock is designated for quotation on The Nasdaq Capital Market or The New York Stock Exchange, Inc., the American Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market and our common stock have not been suspended from trading or delisted or suspended

•	we have delivered shares of our common stock upon conversion of the Senior Convertible Notes to the holders on a timely basis if and as required during the six-month period

•	we have made all payments within five business days of when any payment is due under the Senior Convertible Note and no other event of default exists, and

•
we have no knowledge of any fact that would cause the registration statement not to be effective or any shares of our common stock issuable upon conversion of the Senior Convertible Notes not to be eligible for sale without restriction pursuant to any applicable securities laws (assuming proper prospectus delivery)

we will have the right to require the holder to convert all or any portion of the conversion amount then remaining under the Senior Convertible Notes; provided, that we cannot exercise this right as to more than 12% of the original principal amount of the Senior Convertible Notes in any six-month period or as to more than 24% of the original principal amount of the Senior Convertible Notes in any 12-month period. If we effect the mandatory conversion, we will deliver a notice of mandatory conversion to the holders of Senior Convertible Notes at least two trading days following the end of any such six-month period, including a certification that the conditions set forth above are satisfied. No make-whole payment would apply in the case of such mandatory conversion.

Conversion Mechanics

To convert any portion of the Senior Convertible Notes, the holder must deliver a conversion notice to the Company and, if required, surrender the Senior Convertible Note to the Company as soon as practicable. Within one trading day following the date of receipt of a conversion notice, we will send a confirmation of receipt of the conversion notice to the holder of the Senior Convertible Note and our transfer agent and, within three trading days following the receipt of the conversion notice, we will:

•
credit an aggregate number of shares of our common stock to which the holder will be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system if there is an effective registration statement and the transfer agent is participating in DTC’s Fast Automated Securities Transfer Program, or

•
issue and deliver to the address as specified in the conversion notice, a certificate, registered in the name of the holder or its designee, for the number of shares of our common stock that the holder will be entitled to, if there is no effective registration statement or if the transfer agent is not participating in the DTC’s Fast Automated Securities Transfer Program.

If a Senior Convertible Note is physically surrendered for conversion and the outstanding principal of the Senior Convertible Note is greater than the principal portion of the conversion amount being converted, then we will, within three trading days after receipt of the Senior Convertible Note and at our own expense, issue and deliver to the holder a new Senior Convertible Note representing the outstanding principal not converted. The person or persons entitled to receive the shares of our common stock issuable upon a conversion of the Senior Convertible Note will be treated for all purposes as the record holder or holders of shares of our common stock on the conversion date.

We provide certain buy-in rights to a holder if we fail to deliver the conversion shares by the third business day after the date on which delivery of such stock certificate is required by the Senior Convertible Note. The buy-in rights apply if after such third business day, but before cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the conversion shares that the holder anticipated receiving from us upon conversion of the Senior Convertible Notes. In this event, at the request of and in the holder’s discretion, we will either:

pay cash to the holder in an amount equal to the buy-in price, meaning the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased less the aggregate conversion price, at which point our obligation to deliver such stock certificate (and to issue such conversion shares) terminates; or

deliver to the holder a certificate or certificates representing the conversion shares and pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of (A) such number of shares of common stock, times (B) the weighted average price of our common stock on the date of conversion.

Conversion Price Reset

On each six month anniversary of the issuance date of the Senior Convertible Notes, beginning August 15, 2008, the conversion price will be adjusted downward if the weighted average closing price of our common stock for the 20 consecutive trading days immediately before the applicable six month anniversary is less than 95% of the conversion price in effect as of such applicable six month anniversary date, subject to further adjustments described under “Antidilution Adjustments” below. However, the conversion price will not be reduced to less than 80% of the initial conversion price (i.e., to less than $7.0822) by this method.

Antidilution Adjustments

If and whenever on or after February 15, 2008, we issue or sell, or are deemed to have issued or sold, any shares of our common stock for a consideration per share less than the conversion price in effect immediately before such issue or sale, then immediately after such issuance the conversion price then in effect will be an amount equal to the following:

NCP	=	AP	x	[	(OCP x OS) + (C)	]
				[	(AP x NS)	]
where:

NCP	=	new conversion price (immediately after such issuance)
OCP	=	old conversion price (immediately before such issuance)
AP	=	the applicable sale price per share of such issuance
NS	=	new shares of common stock deemed outstanding (immediately after such issuance)
OS	=	old shares of common stock deemed outstanding (immediately before such issuance)
C	=	the consideration, if any, received by us upon such issuance

However, in no event will the conversion price be reduced to less than $6.7417, by this method. In addition, such weighted-average antidilution adjustment shall not occur as a result of issuances under approved stock option or stock issuance incentive plans, strategic partnering, licensing or acquisition transactions (including the Henglong Transaction), or warrants issued in straight-debt financing transactions where the warrant coverage was less than 5%.

Blocker

We can not effect any conversion of any Senior Convertible Note, and the holder of any Senior Convertible Note shall not have the right to convert any portion of such Senior Convertible Note, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by the holder and its affiliates shall include the number of shares of common stock issuable upon conversion of the Senior Convertible Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of common stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of the Senior Convertible Note and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities issued by us and beneficially owned by the holder or any of its affiliates (including, without limitation the Warrants and any other Senior Convertible Notes) subject to a limitation on conversion or exercise analogous to such 4.99% limitation.

Redemption Rights

Event of Default

Each of the following events constitutes an event of default under the Senior Convertible Notes:

•
our failure to cure a conversion failure by delivery of the required number of shares of our common stock within ten (10) trading days after the applicable conversion date or our notice to any holder of our intention not to comply with a request for conversion of any Senior Convertible Notes into shares of our common stock that is tendered in accordance with the provisions of the Senior Convertible Notes;

•
our failure to pay to the holder any amount of principal, interest, late charges or other amounts when and as due under the Senior Convertible Notes (including, without limitation, our failure to pay any redemption amounts required under the Senior Convertible Notes) which failure remains uncured for a period of at least five business days after written notice of such failure is provided;

•
any material and continuing (past any cure period) default under, redemption of (involuntarily on the part of us) or acceleration before maturity of any indebtedness of us or any of our subsidiaries in excess of $3 million other than with respect to any other Senior Convertible Notes or in connection with a permitted refinancing of indebtedness at a lower interest rate and an at-least-as-generous repayment schedule;

•
we or any of our subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors, commences a voluntary case, consents to the entry of an order for relief against us or it in an involuntary case, consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, makes a general assignment for the benefit of our or its creditors or admits in writing that we or it is generally unable to pay our or its debts as they become due;

•
a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against us or any of our subsidiaries in an involuntary case, appoints a custodian of us or any of our subsidiaries or orders the liquidation of us or any of our subsidiaries;

•
a final judgment or judgments for the payment of money aggregating in excess of $2 million are rendered against us or any of our subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, that any judgment which is covered by insurance or an indemnity from a credit worthy party will not be included in calculating the $2 million amount set forth above so long as we provide the holder a written statement from such insurer or indemnity provider (which written statement will be reasonably satisfactory to the holder) to the effect that such judgment is covered by insurance or an indemnity and we will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

•
we materially breach and fail to cure within any allowable cure period any representation, warranty, covenant or other term or condition of the Senior Convertible Notes or any other related transaction document, which (if curable) is not cured for a period of at least 10 consecutive business days;

•	any breach or failure in any respect to comply with either the mandatory redemption provisions or the covenant provisions of the Senior Convertible Notes; and

•	any unwaived event of default occurs with respect to any other Senior Convertible Notes.

Redemption Rights upon Event of Default

Upon the occurrence of an event of default with respect to any Senior Convertible Note, we will within one business day deliver written notice to the holder. At any time after the earlier of the holder’s receipt of an event of default notice and the holder becoming aware of an event of default, the holder of the Senior Convertible Note may require us to redeem all or any portion of the Senior Convertible Note by delivering written notice to us. Each portion of the Senior Convertible Note subject to redemption by us will be redeemed by us at a price equal to the conversion amount to be redeemed plus an amount sufficient to (including interest already paid) provide the holder a 13% annual return. To the extent these redemptions for events of default are deemed or determined by a court of competent jurisdiction to be prepayments of the Senior Convertible Note by us, such redemptions will be deemed to be voluntary prepayments.

Change of Control

A “change of control” will be deemed to have occurred when any of the following has occurred:

•	we consolidate or merge with or into (whether or not we are the surviving corporation) another person or persons;

•	we sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets to another person;

•
we allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of our voting capital stock (not including any shares of voting capital stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer);

•
we consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than the 50% of the outstanding shares of voting capital stock (not including any shares of voting capital stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination);

•	we reorganize, recapitalize or reclassify our common stock; or

•
any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the aggregate voting capital stock of the Company, other than Mr. Hanlin Chen and only to the extent of his ownership as of February 15, 2008.

A change of control will not be deemed to have occurred for any reorganization, recapitalization or reclassification of our common stock in which holders of our voting power immediately before such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or migratory mergers effected solely for the purpose of changing our jurisdiction of incorporation.

Redemption Rights upon Change of Control

At least 15 days before and not later than 10 days before the consummation of a change of control transaction, but not before the public announcement of a change of control transaction, we will deliver written notice to the holders. At any time and from time to time during the period beginning after the holder’s receipt of a change of control notice and ending on the effective date of the change of control transaction (provided there has been at least 10 trading days between the two dates), the holder may require us to redeem all or any portion of the Senior Convertible Notes by delivering written notice to us. Each portion of the Senior Convertible Note subject to redemption will be redeemed by us in cash at a price equal to the conversion amount being redeemed plus an amount sufficient to (including interest already paid) provide the holder a 13% annual return. To the extent these redemptions for change of control are deemed or determined by a court of competent jurisdiction to be prepayments of the Senior Convertible Note by us, such redemptions will be deemed to be voluntary prepayments.

Mandatory Redemption Right of the Holder

On each of February 15, 2010 and February 15, 2011, each holder will have the right to require that we redeem its Senior Convertible Note in whole but not in part, by delivering written notice to us.

If we have not filed to list the shares of our common stock issuable upon conversion of the Senior Convertible Notes on The Nasdaq Capital Market by May 15, 2008 or have not so listed such conversion shares by May 15, 2008, or the shares of our common stock are, subject to any grace periods, terminated from registration under the Securities Act of 1933, as amended, during the time in which we remain obligated under the Registration Rights Agreement to keep the registration statement current, effective and free from any material misstatement or omission to state a material fact or are delisted from The Nasdaq Capital Market for more than 10 trading days, a holder will have the right to require that we redeem all or any portion of its Senior Convertible Notes by delivering written notice to us.

At any time following February 15, 2009, if the weighted average closing price for our common stock for 20 consecutive trading days is less than 45% of the initial conversion price, as adjusted, a holder will have the right to require that we redeem all or any portion of its Senior Convertible Notes by delivering written notice to us.

If the holder elects a mandatory redemption, then we will pay the applicable mandatory redemption price to the holder, including an amount sufficient to (including interest already paid) provide the holder a 13% annual return on the redeemed portion. However, in the event of a February 15, 2010 or February 15, 2011 redemption there would be included only an amount sufficient to (including interest already paid) provide the holder a 11% annual return.

Optional Redemption Right of the Company

If at any time less than 10% of the original principal amount of all Senior Convertible Notes remains outstanding, we will have the right to redeem all or any portion of the conversion amount under the Senior Convertible Notes by delivering a written notice to all of the holders. The portion of the Senior Convertible Notes subject to optional redemption will be redeemed by us in cash at a price equal to the conversion amount to be redeemed plus an amount sufficient to (including interest already paid) provide the holder a 13% annual return on such portion. We may not effect more than one optional redemption.

Other Rights

Rights upon Pro Rata Issuances

If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of our common stock, then the holders of the Senior Convertible Notes will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holder could have acquired if the holder had held the number of shares of our common stock acquirable upon complete conversion of the Senior Convertible Note (without taking into account any limitations or restrictions on the convertibility of the Senior Convertible Note) immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of our common stock are to be determined for the grant, issue or sale of such purchase rights.

Change of Control

In addition, before the consummation of any change of control transaction pursuant to which holders of shares of our common stock are entitled to receive securities or other assets with respect to or in exchange for shares of our common stock, we will make appropriate provision to insure that the holder will thereafter have the right to receive upon a conversion of the Senior Convertible Notes, at the holder’s option, (i) in addition to the shares of our common stock receivable upon such conversion, such securities or other assets to which the holder would have been entitled with respect to such shares of our common stock had such shares of our common stock been held by the holder upon the consummation of such change of control transaction (without taking into account any limitations or restrictions on the convertibility of the Senior Convertible Notes) or (ii) in lieu of the shares of our common stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of our common stock in connection with the consummation of such change of control transaction in such amounts as the holder would have been entitled to receive had the Senior Convertible Notes initially been issued with conversion rights for the form of such consideration (as opposed to shares of our common stock) at a conversion rate for such consideration commensurate with the conversion rate under the Senior Convertible Notes. However, where we are acquired by another entity, the successor entity shall assume the Senior Convertible Notes with the conversion right modified to conform to clause (ii) of the previous sentence.

Covenants and Restrictions

In connection with the Senior Convertible Notes, we agreed to the following covenants:

•
we shall maintain a total indebtedness to EBITDA ratio of not more than 3.00 to 1.00. For purposes of this calculation, total indebtedness and EBITDA for our subsidiaries shall be calculated as if every subsidiary was wholly-owned and without regard to our true percentage ownership of such subsidiaries.

•
we and our subsidiaries shall not before February 15, 2010, directly or indirectly, incur or guarantee, assume or suffer to exist (i) any new indebtedness with lenders incorporated, organized under or primarily domiciled outside the People’s Republic of China in excess of (A) $5,000,000 before February 15, 2009 or (B) $10,000,000 before February 15, 2010 or (ii) any indebtedness with lenders which are incorporated and organized under the laws of the People’s Republic of China (A) in excess of $10,000,000 before February 15, 2009 or (B) $15,000,000 before February 15, 2010. Also, no new indebtedness shall be permitted if an event of default has occurred and remains uncured. However, we are allowed to renew any or all of our current bank loans of approximately $14,000,000 as they mature, should we wish to do so, and we are allowed to incur indebtedness to finance any Senior Convertible Note redemptions.

•
we and our subsidiaries shall not collateralize any assets, except under customary defined permitted liens and under approved inventory and receivables credit facilities which are based on a customary borrowing base.

•
we and our subsidiaries shall not repurchase or make any payments on indebtedness, other than scheduled payments of interest or principal or in connection with a refinancing at a lower interest rate and at-least-as-generous repayment terms.

•
we and our subsidiaries shall not make any acquisitions unless the following conditions are satisfied: (i) at the time of such acquisition and immediately after giving effect thereto no event of default under the Senior Convertible Notes shall have occurred and be continuing, (ii) the aggregate cash consideration paid for all acquisitions before February 15, 2009 does not exceed $3,000,000 (with the Henglong Transaction not counting against such $3,000,000 cap) and (iii) the aggregate cash consideration paid for all acquisitions after February 15, 2009 but before February 15, 2010 does not exceed $10,000,000.

•	we shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on our capital stock.

•
we shall not, in any manner, issue or sell any derivative securities at a price which varies or may vary with the market price of our common stock, including by way of one or more reset(s) to any fixed price, unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Senior Convertible Notes) with respect to the Senior Convertible Note conversion shares.

•
we and our subsidiaries shall not enter into, renew, extend, amend or be a party to, any transaction or series of related transactions with any affiliate, (i) except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of our business, for fair consideration and on terms no less favorable to us and our subsidiaries than would be obtainable in a comparable arm’s length transaction with a person that is not an affiliate; and in no event shall we or any subsidiary enter into a transaction or series of related transactions with an officer, director or employee of us or any subsidiary that results in an account receivable due after March 31, 2008 to us from such party (i) in excess of $100,000 and (ii) with payment terms greater than 90 days.

Governing Law

The Senior Convertible Notes will be construed and enforced in accor-dance with, and all questions concerning the construction, validity, interpretation and performance of the Senior Convertible Notes are governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Amendments, Waivers and Consents

Each Senior Convertible Note can be amended by, and only by, joint action of us and the “Required Holders.” The terms of the Senior Convertible Notes provide that the Required Holders must include Lehman and must also include a majority in interest of the Senior Convertible Notes. Lehman currently holds a substantial majority of the Senior Convertible Notes. In addition, various consents contemplated by the Senior Convertible Notes can be given by, and only by, the Required Holders.

Additional Provisions

The above summary of certain terms and provisions of the Senior Convertible Notes is qualified in its entirety by reference to the detailed provisions of the Senior Convertible Notes, the forms of which are filed with the registration statement, of which this prospectus is a part, as exhibits and incorporated herein by reference.

Warrants

General

The exercise price of the Warrants is $8.8527 per share, subject to possible downward adjustments based on a weighted-average antidilution formula. The Warrants will expire one year after the Closing Date.

Exercise

The holders of the Warrants may exercise their Warrants, in whole or in any part, at any time before February 15, 2009 by delivering to us a notice of election to exercise the Warrants, and payment to us of the aggregate warrant exercise price within three trading days of the date the exercise notice is delivered to us. The holders are also entitled to a “cashless exercise” or “net-exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares of our common stock underlying the Warrants. The net number of shares of our common stock in the event the holder elects net-exercise is calculated as follows:

X	=	Y (A - B)
A
where:

X	=	The number of shares of common stock to be issued to the holder pursuant to such net-exercise election;
Y	=	The number of warrant shares in respect of which such net-exercise election is made;
A	=	The fair market value of one share of common stock as determined by the terms of the Warrant; and
B	=	The warrant exercise price (as adjusted to the date of the issuance).

We provide certain buy-in rights to a holder if we fail to deliver the shares of our common stock underlying the Warrants by the third business day after the date on which delivery of such stock certificate is required by the Warrant. The buy-in rights apply if after such third business day, but before cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the shares of common stock underlying the Warrants that the holder anticipated receiving from us upon exercise of the Warrants. In this event, at the request of and in the holder’s discretion, we will either:

•
credit an aggregate number of shares of our common stock to which the holder will be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system if there is an effective registration statement and that the transfer agent is participating in DTC’s Fast Automated Securities Transfer Program, or

•
issue and deliver to the address as specified in the conversion notice, a certificate, registered in the name of the holder or its designee, for the number of shares of our common stock that the holder will be entitled if there is no effective registration statement or if the transfer agent is not participating in the DTC’s Fast Automated Securities Transfer Program.

Fundamental Transaction

If, at any time while a Warrant is outstanding, (i) we effect any merger or consolidation with or into another person, (ii) we effect any sale of all or substantially all of our assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of a majority of the then outstanding common stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, then, upon any subsequent exercise of the Warrant, the holder will have the right to receive, for each warrant share that would have been issuable upon such exercise immediately before the occurrence of such transaction, (a) if we are the acquiring and surviving corporation, the number of shares of our common stock and any additional consideration receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of our common stock for which the Warrant is exercisable immediately before such event, (b) if we are not the acquiring and surviving entity and the transaction consideration is not all cash, then the number of securities and any alternate consideration receivable by a holder of the number of shares of our common stock for which the Warrant is exercisable immediately before such event or (c) if we are acquired in an all cash transaction, cash equal to the value of the Warrant as determined by us in good faith in accordance with the Black-Scholes option pricing formula.

Adjustments to Warrant Exercise Price

If and whenever on or after February 15, 2008 we issue or sell, or are deemed to have issued or sold, any shares of our common stock for a consideration per share less than the warrant exercise price in effect immediately before such issue or sale, then immediately after such issuance the warrant exercise price then in effect will be an amount equal to the following:

NWEP	=	AP	x	[	(OWEP x OS) + (C)	]
				[	(AP x NS)	]

where:

NWEP	=	new warrant exercise price (immediately after such issuance)
OWEP	=	old warrant exercise price (immediately before such issuance)
AP	=	the applicable purchase price per share of such issuance
NS	=	new shares of common stock deemed outstanding (immediately after such issuance)
OS	=	old shares of common stock deemed outstanding (immediately before such issuance)
C	=	the consideration, if any, received by us upon such issuance.

However, such weighted-average antidilution adjustment shall not occur as a result of issuances under approved stock option or stock issuance incentive plans, strategic partnering, licensing or acquisition transactions (including the Henglong Transaction), or warrants issued in straight-debt financing transactions where the warrant coverage was less than 5%.

If we subdivide (by any stock dividend, stock split, recapitalization or otherwise) one or more classes of outstanding shares of our common stock into a greater number of shares, the warrant exercise price in effect immediately before such subdivision will be proportionately reduced and upon exercise, the number of warrant shares will be proportionately increased. If we combine (by combination, reverse stock split or otherwise) one or more classes of outstanding shares of our common stock into a smaller number of shares, the warrant exercise price in effect immediately before such combination will be proportionately increased and upon exercise, the number of warrant shares will be proportionately reduced.

Blocker

We can not effect any exercise of any Warrant, and the holder of any Warrant shall not have the right to exercise any portion of the Warrant, to the extent that after giving effect to such exercise, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by the holder and its affiliates shall include the number of shares of common stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of common stock which would be issuable upon (A) exercise of the remaining, non-exercised portion of the Warrant and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities issued by us and beneficially owned by the holder or any of its affiliates (including, without limitation, the Senior Convertible Notes and any other Warrants) subject to a limitation on conversion or exercise analogous to the 4.99% limitation. However, this 4.99% limitation shall be inapplicable to the Warrants in the last 60 days before the Warrants’ expiration date, unless the holder advises us otherwise.

Governing Law

The Warrants will be construed and enforced in accor-dance with, and all questions concerning the construction, validity, interpretation and performance of the Warrants are governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Amendments, Waivers and Consents

Amendments and waivers of Warrants can be made by a two-thirds supermajority in interest of the Warrant holders (although no holder’s own Warrant’s number of warrant shares or exercise price can be amended without such holder’s own written consent). In addition, various consents contemplated by the Warrants can be given by, and only by, the “Required Holders.” The terms of the Warrants provide that the Required Holders must include Lehman and must also include a majority in interest of the Warrants. Lehman currently holds a substantial (over two-thirds) supermajority of the Warrants.

Additional Provisions

The above summary of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrants, the forms of which are filed with the registration statement, of which this prospectus is a part, as exhibits and incorporated herein by reference.

Securities Transfer

The transfer agent and registrar for our Senior Convertible Notes, Warrants and common stock is Securities Transfer Corporation. Certain of the Senior Convertible Notes and Warrants may be held with a common depositary in respect of interests held through Euroclear and Clearstream. The ISIN numbers of the Senior Convertible Notes and Warrants are as follows: Closing Notes US16936RAA32; Henglong Notes US16936RAC97; Escrow Notes US16936RAE53; Closing Warrants US16936R1133; Escrow Warrants US16936R1216.

We are not obliged to issue replacement Senior Convertible Notes for less than $100,000 principal amount.

Selling Securityholders

The shares of common stock being offered by the selling securityholders are issuable upon conversion of the Senior Convertible Notes and Warrants. For additional information regarding the issuance of those Senior Convertible Notes and Warrants, see “Private Placement and Description of Senior Convertible Notes and Warrants” above. We are registering the Senior Convertible Notes, Warrants and shares of common stock in order to permit the selling securityholders to offer the Senior Convertible Notes, Warrants and shares for resale from time to time. Except for (a) the ownership of the Senior Convertible Notes and Warrants issued pursuant to the Securities Purchase Agreement and (b) in the case of YA Global Investments, L.P. (“Yorkville”) (formerly known as Cornell Capital Partners, LP) pursuant to the terms of that certain Standby Equity Distribution Agreement dated March 20, 2006 (which expired in March 2008 in accordance with its terms) and the issuance of common stock and warrants to Yorkville for $5,000,000 pursuant to a Securities Purchase Agreement also dated on March 20, 2006, the selling securityholders have not had any material relationship with us within the past three years.

The table below lists the selling securityholders and other information regarding the beneficial ownership of the Senior Convertible Notes, Warrants and shares of common stock by each of the selling securityholders. The second column lists the number of shares of common stock beneficially owned by each selling securityholder, based on its ownership of the Senior Convertible Notes and Warrants, as of April 11, 2008, assuming conversion of all Senior Convertible Notes and exercise of all warrants held by the selling securityholders on that date, without regard to any limitations on conversions or exercises.

The fourth column lists the maximum aggregate principal amount of Senior Convertible Notes to be sold pursuant to the prospectus.

The fifth column lists the maximum quantity of Warrants, with size expressed by the number of shares underlying the Warrants, to be sold pursuant to the prospectus.

The sixth column lists the shares of common stock being offered by this prospectus by the selling securityholders.

In accordance with the terms of a registration rights agreement with the selling securityholders, this prospectus generally covers the resale of the Senior Convertible Notes and Warrants and 120% of the number of shares of common stock issuable upon conversion of the Senior Convertible Notes and exercise of the Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the Senior Convertible Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The sixth and seventh columns assume the sale of all of the shares offered by the selling securityholders pursuant to this prospectus.

Under the terms of the Senior Convertible Notes and Warrants, a selling securityholder may not convert the Senior Convertible Notes and (during certain time periods) exercise the Warrants to the extent such conversion would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion/exercise, excluding for purposes of such determination shares of common stock issuable upon conversion/exercise of the Senior Convertible Notes and Warrants which have not been converted/exercised. The number of shares in the second column does not reflect this limitation. The selling securityholders may sell all, some or none of their Senior Convertible Notes, Warrants and shares of common stock in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Class	Maximum Aggregate Principal Amount of Senior Convertible Notes to be Sold Pursuant to the Prospectus	Maximum Number of Warrants to be Sold Pursuant to the Prospectus	Maximum Number of Shares of Common Stock to be Sold Pursuant to the Prospectus	Number of Shares of Common Stock Beneficially Owned AfterOffering	Percentage of Class

Lehman Brothers Commercial Corporation Asia Limited (1)	4,518,394	15.8%	$30,000,000	Warrants overlying 1,129,598 shares	5,422,073	-0-	0%

YA Global Investments, L.P. (2)	909,315 (3)	3.7%	$5,000,000	Warrants overlying 188,266 shares	903,678	156,250	0.6%

(1) Lehman Brothers Commercial Corporation Asia Limited is a Hong Kong incorporated company and its ultimate holding company is Lehman Brothers Holdings Inc. The number of shares beneficially owned prior to this offering, and the indicated percentage, are presented in this table as if the 4.99% “blocker” limitation provisions contained in the Senior Convertible Notes and the Warrants did not apply,

(2) Yorkville Advisors, LLC, a Delaware limited liability company, is the investment manager of Yorkville. Mark Angelo is the majority owner of Yorkville Advisors and, as such, makes all investment decisions on behalf of Yorkville.

(3) Includes, in addition to its Senior Convertible Notes and Warrants and the shares of common stock underlying them, 156,250 shares of common stock underlying warrants issued under the 2006 Securities Purchase Agreement described below.

Yorkville (which was then known as Cornell Capital Partners LP) previously acquired securities from us under a Standby Equity Distribution Agreement dated March 20, 2006 between us and Yorkville (the “SEDA”) and the Securities Purchase Agreement dated March 20, 2006 between us and Yorkville (the “2006 Securities Purchase Agreement”). Those transactions are explained below:

•
Standby Equity Distribution Agreement. On March 20, 2006, we entered into the SEDA with Yorkville. Pursuant to the SEDA, we were entitled to, at our discretion, periodically sell to Yorkville shares of common stock for a total purchase price of up to $15 million. For each share of common stock purchased under the SEDA, Yorkville was required to pay us 98.5% of, or a 1.5% discount to, the lowest daily VWAP of our common stock during the five consecutive trading day period immediately following the date we notified Yorkville that we desired to access the SEDA; provided, that the price per share paid by Yorkville would in no event be less than a minimum of 90% of the closing bid price for our common stock on the trading day immediately preceding the date that we delivered an advance request. Further, Yorkville would retain 4.5% of each advance under the SEDA. In connection with the SEDA, we paid Yorkville a one-time commitment fee of $440,000 in the form of 37,022 shares of common stock.

The SEDA expired on March 20, 2008 in accordance with its terms. During the term of the SEDA, we sold a total of 699,796 shares of common stock to Yorkville under the SEDA and received net proceeds of $6,778,000.

•
2006 Securities Purchase Agreement. On March 20, 2006, we sold 625,000 shares of common stock, a warrant to purchase 86,806 shares of common stock, exercisable for three years at an exercise price of $14.40 per share, and a warrant to purchase 69,444 shares of common stock, exercisable for three years at an exercise price of $18.00 per share, to Yorkville pursuant to the 2006 Securities Purchase Agreement. In some circumstances the number of warrant shares can be increased, and the exercise price decreased, by the operation of a ratchet-type antidilution provision. In exchange for our issuing the 625,000 shares and the warrants, Yorkville paid us $5,000,000 in cash.

In connection with the SEDA and the 2006 Securities Purchase Agreement, we also paid a structuring fee of $17,500 in cash to an affiliate of Yorkville, and a due diligence fee of $10,000 in cash to Yorkville.

Plan of Distribution

We are registering the Senior Convertible Notes, Warrants and shares of common stock issuable upon conversion of the Senior Convertible Notes and Warrants to permit the resale of these Senior Convertible Notes and Warrants and the resale of these shares of common stock by the holders of the Senior Convertible Notes, Warrants and underlying shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the Senior Convertible Notes, Warrants and shares of common stock. We will bear all fees and expenses incident to our obligation to register the Senior Convertible Notes, Warrants and shares of common stock.

The selling securityholders may sell all or a portion of the Senior Convertible Notes, Warrants and shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Senior Convertible Notes, Warrants and shares of common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Senior Convertible Notes, Warrants and shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares or other security at a stipulated price per share or per unit;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling Senior Convertible Notes, Warrants and shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the Senior Convertible Notes, Warrants and shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Senior Convertible Notes, Warrants and shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Senior Convertible Notes, Warrants and shares of common stock in the course of hedging in positions they assume. The selling securityholders may also sell Senior Convertible Notes, Warrants and shares of common stock short and deliver Senior Convertible Notes, Warrants and shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge Senior Convertible Notes, Warrants and shares of common stock to broker-dealers that in turn may sell such Senior Convertible Notes, Warrants and shares.

The selling securityholders may pledge or grant a security interest in some or all of the Senior Convertible Notes, Warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Senior Convertible Notes, Warrants and shares of common stock from time to time pursuant to this prospectus or any supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the Senior Convertible Notes, Warrants and shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Senior Convertible Notes, Warrants and shares of common stock is made, a prospectus supplement, if required, will be distributed to set forth the aggregate principal amount of the Senior Convertible Notes, the aggregate amount of Warrants and aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Senior Convertible Notes, Warrants and shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Senior Convertible Notes, Warrants and shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the Senior Convertible Notes, Warrants and shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Senior Convertible Notes, Warrants and shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Senior Convertible Notes, Warrants and shares of common stock to engage in market-making activities with respect to the Senior Convertible Notes, Warrants and shares of common stock. All of the foregoing may affect the marketability of the Senior Convertible Notes, Warrants and shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the Senior Convertible Notes, Warrants and shares of common stock.

We will pay all expenses of the registration of the Senior Convertible Notes, Warrants and shares of common stock pursuant to the registration rights agreement, estimated to be $60,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Senior Convertible Notes, Warrants and shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Certain U.S. Federal Income Tax Considerations

The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Senior Convertible Notes, Warrants and common stock underlying the Senior Convertible Notes and Warrants. This discussion is based upon the Internal Revenue Code of 1986, as amended (the“Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding Senior Convertible Notes, Warrants or common stock. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the United States dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding Senior Convertible Notes, Warrants or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell Senior Convertible Notes, Warrants or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or United States federal estate and gift tax law as applicable to the holders of the Senior Convertible Notes, Warrants and underlying common stock. In addition, this discussion is limited to purchasers of Senior Convertible Notes, Warrants and common stock who hold the Senior Convertible Notes, Warrants and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This summary also assumes that the IRS will respect the classification of the Senior Convertible Notes as indebtedness for federal income tax purposes.

All purchasers of the Senior Convertible Notes, Warrants and common stock are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Senior Convertible Notes, Warrants and common stock in their particular situations.

As used herein, the term “U.S. Holder” means a beneficial holder of a Senior Convertible Note, Warrant or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701 (b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or other entity treated as a corporation for United States federal income tax purposes, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-U.S. Holder” is any beneficial holder of a Senior Convertible Note, Warrant or common stock which is neither a U.S. Holder nor an entity treated as a partnership for United States tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for United States tax purposes) is a beneficial owner of the Senior Convertible Notes, Warrants or underlying common stock, the United States tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the Senior Convertible Notes, Warrants or underlying common stock that is a partnership, and partners in such partnership, should consult their individual tax advisors about the United States federal income tax consequences of holding and disposing of the Senior Convertible Notes, Warrants and underlying common stock.

U.S. Holders

Original Issue Discount

U.S. Holders are subject to the original issue discount rules. Original issue discount is equal to (a) a Senior Convertible Note’s redemption price at scheduled maturity plus all other payments to be made on the Senior Convertible Note, through scheduled maturity, other than qualified stated interest, minus (b) the original issue price of the Senor Convertible Note. The original issue discount will be amortized into interest income on a straight-line basis over the life of the Senior Convertible Note, and the actual receipt of interest (other than qualified stated interest) would not result in additional interest income.

The scheduled interest payments on each Senior Convertible Note will not be qualified stated interest, because the interest rate escalates on a predetermined basis. In addition, the make-whole payment which would be paid upon redemption at scheduled maturity will not be qualified stated interest.

The Senior Convertible Notes and Warrants were issued to each Securities Purchase Agreement investor for a combined purchase price equal to the aggregate principal amount of the investor’s Senior Convertible Notes. Therefore, the original issue price of the Senior Convertible Notes is less than the aggregate principal amount of such Senior Convertible Notes, by an amount equal to the original-issuance fair market value of the Warrants; and this shortfall will increase the total amount of original issue discount. We have not yet established the respective original issue prices of the Senior Convertible Notes and Warrants.

We believe the Senior Convertible Notes do not constitute contingent debt, because the likelihood that dividends will be paid on the Senior Convertible Notes is considered to be remote and incidental.

Market Discount

If a U.S. Holder acquires a Senior Convertible Note other than in connection with its original issue at a price that is less than its issue price, the amount of such difference is treated as “market discount” for United States federal income tax purposes, unless such difference is less than  1/4 of 1% of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition. Under the market discount rules, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a Senior Convertible Note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a Senior Convertible Note which has accrued market discount in a nonrecognition transaction in which the U.S. Holder receives property the basis of which is determined in whole or in part by reference to the basis of the Senior Convertible Note, the accrued market discount is generally not includible in income at the time of such transaction. Instead, the accrued market discount attaches to the property received in the nonrecognition transaction and is recognized as ordinary income upon the disposition of such property. Such nonrecognition transaction should include the conversion of a Senior Convertible Note for our shares of common stock. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. Holder may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. A U.S. holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate method. Any such election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S. Holder’s tax basis in the Senior Convertible Notes will be increased by the amount of market discount included in income. Unless a U.S. Holder elects to include market discount in income as it accrues, such U.S. Holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry Senior Convertible Notes with market discount.

Amortizable Bond Premium

If a U.S. Holder purchases a Senior Convertible Note at a price that exceeds the principal amount of the Senior Convertible Note, the amount of the difference is referred to as “bond premium” for United States federal income tax purposes. The U.S. Holder may elect to amortize the bond premium against interest payable on the Senior Convertible Note, except to the extent that the bond premium is attributable to the conversion feature of the Senior Convertible Note. In addition, any bond premium in excess of the interest payable on the Senior Convertible Note may be deductible over the term of the Senior Convertible Note. If a U.S. Holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the Senior Convertible Note is held. The amortized bond premium would reduce the U.S. Holder’s tax basis in the Senior Convertible Note. Any such election applies to all fully taxable bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the Senior Convertible Note or the Senior Convertible Note is sold or otherwise disposed of.

Conversion of Senior Convertible Notes Into Our Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a Senior Convertible Note into our common stock except (i) with respect to cash received in lieu of a fractional share of our common stock or (ii) in payment of accrued interest, which will be taxable as such. Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the Senior Convertible Note converted (reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash). The holding period of such common stock received on conversion will generally include the period during which the converted Senior Convertible Notes were held prior to conversion.

The conversion rate of the Senior Convertible Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Senior Convertible Notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances, increase the proportionate interest of a holder of Senior Convertible Notes in our assets or earnings and profits, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize dividend income in the event of a deemed distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Sale, Exchange, Retirement or Repurchase of the Senior Convertible Notes

Each U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), retirement, repurchase, or other disposition of Senior Convertible Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received and (ii) such holder’s adjusted tax basis in the Senior Convertible Notes. A U.S. Holder’s adjusted tax basis in a Senior Convertible Note generally will equal the cost of the Senior Convertible Note to such holder plus any amounts paid in connection with a conversion representing interest at the time of such conversion less any principal payments received by such holder (increased by the amount of market discount, if any, previously included in income or decreased by the amount of amortized bond premium, if any). Subject to the market discount rules discussed above, any such gain or loss recognized on the sale, exchange, retirement, repurchase or other disposition of a Senior Convertible Note should be capital gain or loss and will generally be long-term capital gain or loss if the Senior Convertible Note has been held for more than 12 months at the time of the sale or exchange. Generally, long term capital gain for individuals is eligible for a reduced rate of taxation. Capital gain that is not long term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

Warrants

Upon the exercise of a Warrant for cash, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such holder’s Warrant plus the exercise price of the Warrant. The holding period for the common stock purchased pursuant to the exercise of a Warrant for cash will begin on the day following the date of exercise and will not include the period that the holder held the Warrant.

Upon the net-exercise of a Warrant, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such holder’s Warrant. The holding period for the common stock purchased pursuant to the net-exercise of a Warrant will begin on the day that the holder acquired the Warrant.

Upon a sale or other disposition (other than exercise) of a Warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the Warrant. Such a gain or loss will be long term if the holding period is more than one year. In the event that a Warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to its tax basis in the Warrant. Such loss will be long term if the Warrant has been held for more than one year.

The Common Stock

Distributions (including constructive distributions), if any, paid on our common stock to a U.S. Holder generally will constitute a taxable dividend, to the extent made from our current and/or accumulated earnings and profits, as determined under United States federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will generally be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate shareholders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of a Senior Convertible Note, Warrant or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a United States trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable United States bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Taxation of Interest

Payments of interest to Non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding. Payments of interest on the Senior Convertible Notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	Owns, actually or constructively, at least 10% of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code, or

•	Is a “controlled foreign corporation” that is related, directly or indirectly, to us.

Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30% rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the U.S. and the Non-U.S. Holder’s country of residence.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can generally meet this certification requirement by providing an accurate and complete Form W-8BEN or appropriate substitute or successor form under penalties of perjury to us or our paying agent. The portfolio interest exception, described above, may not apply to Non-U.S. Holders holding the Senior Convertible Notes in connection with the conduct of a U.S. trade or business (through a U.S. permanent establishment, in the case of a Non-U.S. Holder entitled to the benefits of an applicable tax treaty and such tax treaty so requires as a condition for taxation) on a net income basis generally in the same manner as if such holder were a U.S. person as defined under the Code, and, if the Non-U.S. Holder is a corporation, a U.S. branch profile tax equal to 30% of its “effectively connected earnings and profits,” subject to adjustments, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Dividends

In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of United States federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to United States federal income tax at regular income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of United States withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion Into/Exercise for Our Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of Senior Convertible Notes into our common stock or on the exercise of Warrants for our common stock.

Sale, Exchange, Retirement or Redemption of Senior Convertible Notes, Warrants or Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange (other than by exercise of the conversion or exercise privilege for our common stock), retirement or redemption of a Senior Convertible Note, Warrant or common stock generally will not be subject to United States federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Senior Convertible Note, Warrant or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest on our Senior Convertible Notes or dividends on our common stock to individual U.S. Holders of Senior Convertible Notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

The information reporting and backup withholding rules do not apply to payments that are subject to the 30% withholding tax on interest or dividends paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of interest on our Senior Convertible Notes or dividends on our Senior Convertible Notes or common stock will generally not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under “Certain U.S. Federal Income Tax Considerations—Non-U.S. Holders—Dividends.”

Payments made to U.S. Holders by a broker upon a sale or other disposition of Senior Convertible Notes, Warrants or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by United States persons, or is engaged in a United States trade or business.

Payments made to Non-U.S. Holders by a broker upon a sale or other disposition of Senior Convertible Notes, Warrants or common stock will generally not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

Any amounts withheld from a payment to a holder of Senior Convertible Notes, Warrants or common stock under the backup withholding rules can be credited against any United States federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the Senior Convertible Notes, Warrants and underlying common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

Legal Matters

The validity of the securities offered hereby and the binding nature of the Senior Convertible Notes and Warrants offered hereby have been passed upon for us by Heller Ehrman LLP, San Diego, California.

Experts

The financial statements as of and for the fiscal years ended December 31, 2006 and December 31, 2007 included, through incorporation by reference, in this prospectus have been audited by Schwartz Levitsky Feldman LLP, an independent registered public accounting firm, as stated in its report appearing herein, and have been so included upon the report of such firm given upon its authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered hereby. We also file periodic and current reports pursuant to the Securities Exchange Act of 1934, proxy statements and other information with the SEC. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto, and the documents incorporated by reference in this prospectus and the registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part, as well as our periodic and current reports filed pursuant to the Securities Exchange Act of 1934, proxy statements and other information, at the SEC’s web site.

We maintain an Internet web site at www.caasauto.com. We have not incorporated by reference into this prospectus the information on our web site, and you should not consider it to be a part of this prospectus.

Documents Incorporated by Reference

The following documents filed by us with the SEC are incorporated into this prospectus by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed on March 25, 2008;

•	our Current Reports on Form 8-K, as filed on February 4, 2008, February 21, April 2 and April 9, 2008; and

•
the description of the our common stock contained in the Registration Statement on Form 10-SB filed by our predecessor, Visions-In-Glass, Inc., with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended, on August 27, 2001, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and before the termination of this offering shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated be reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of all or any of the documents that have been incorporated herein by reference, but are not delivered with this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to:

China Automotive Systems, Inc.
No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
Attn: Jie Li

*     *     *

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances under which the offer or solicitation is unlawful.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC registration fee are estimates.

Amount to be paid
SEC registration fee	$2,200.80
Legal fees and expenses	$42,000.00
Accounting fees and expenses	$5,000.00
Printing and engraving expenses	$2,000.00
Miscellaneous	$14,799.20
Total	$66,000.00

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). There are no specific provisions relating to indemnification of directors and officers in our certificate of incorporation or bylaws.

Item 16. Exhibits and Financial Statement Schedules

Exhibit	Description
4.1	Certificate of Incorporation of Visions-In-Glass, Inc., now known as China Automotive Systems, Inc. (1)

4.1.1	Certificate of Amendment to Certificate of Incorporation, filed May 19, 2003. (2)

4.2	Bylaws. (3)

4.3
Senior Convertible Note (“Closing Note”) dated February 15, 2008 in the original principal amount of $8,571,429 issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited (4)

4.4
Senior Convertible Note (“Henglong Note”) dated February 15, 2008 in the original principal amount of $6,428,571 issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited (5)

4.5
Senior Convertible Note (“Escrow Note”) dated February 15, 2008 in the original principal amount of $15,000,000 issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited (6)

4.6
Closing Warrant to purchase 564,799 shares of common stock at $8.8527 per share, dated February 15, 2008, issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited. (7)

4.7
Escrow Warrant to purchase 564,799 shares of common stock at $8.8527 per share, dated February 15, 2008, issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited. (8)

4.8	Senior Convertible Note (“Closing Note”) dated February 15, 2008 in the original principal amount of $1,428,571 issued by us in favor of YA Global Investments, L.P.(9)

4.9	Senior Convertible Note (“Henglong Note”) dated February 15, 2008 in the original principal amount of $1,071,429 issued by us in favor of YA Global Investments, L.P. (10)

4.10	Senior Convertible Note (“Escrow Note”) dated February 15, 2008 in the original principal amount of $2,500,000 issued by us in favor of YA Global Investments, L.P. (11)

4.11	Closing Warrant to purchase 94,133 shares of common stock at $8.8527 per share, dated February 15, 2008, issued by us in favor of YA Global Investments, L.P. (12)

4.12	Escrow Warrant to purchase 94,133 shares of common stock at $8.8527 per share, dated February 15, 2008, issued by us in favor of YA Global Investments, L.P. (13)

5.1	Opinion of Heller Ehrman LLP.

10.1	Securities Purchase Agreement dated February 1, 2008 among us, Lehman Brothers Commercial Corporation Asia Limited, and YA Global Investments, L.P. (14)

10.2	Escrow Agreement dated February 15, 2008 among us, U.S. Bank National Association, Lehman Brothers Commercial Corporation Asia Limited, and YA Global Investments, L.P. (15)

10.3	Registration Rights Agreement dated February 15, 2008 among us, Lehman Brothers Commercial Corporation Asia Limited, and YA Global Investments, L.P. (16)

12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Page).

__________________
(1)	Incorporated by reference to Exhibit 3(i) to the Registration Statement on Form 10-SB filed by us with the Commission on August 27, 2001.
(2)	Incorporated by reference to Exhibit 4.1.1 to the Registration Statement on Form S-3 (file no. 333-133331) filed by us with the Commission on April 17, 2006.
(3)	Incorporated by reference to Exhibit 3(ii) to the Registration Statement on Form 10-SB filed by us with the Commission on August 27, 2001.
(4)	Incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(5)	Incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(6)	Incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(7)	Incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(8)	Incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(9)	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(10)	Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(11)	Incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(12)	Incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(13)	Incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(14)	Incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(15)	Incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(16)	Incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hubei, People’s Republic of China, on this 15th day of April, 2008.

CHINA AUTOMOTIVE SYSTEMS, INC.

By:	/s/ Hanlin Chen
Hanlin Chen
Chairman

Power of Attorney

We, the undersigned directors and/or officers of China Automotive Systems, Inc. (the “Registrant”), hereby severally constitute and appoint Hanlin Chen and Jie Li, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Registrant’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title(s)	Date

/s/ Hanlin Chen	Chairman of the Board of Directors	April 15, 2008
Hanlin Chen

/s/ Qizhou Wu	Chief Executive Officer and Director	April 15, 2008
Qizhou Wu	(Principal Executive Officer)

/s/ Jie Li	Chief Financial Officer	April 15, 2008
Jie Li	(Principal Financial Officer)

/s/ Daming Hu	Chief Accounting Officer
Daming Hu	(Principal Accounting Officer)	April 15, 2008

/s/ Robert Tung
Robert Tung	Director	April 15, 2008

/s/ Dr. Haimian Cai
Dr. Haimian Cai	Director	April 15, 2008

/s/ William E. Thomson
William E. Thomson	Director	April 15, 2008

Exhibit Index

Exhibit	Description
4.1	Certificate of Incorporation of Visions-In-Glass, Inc., now known as China Automotive Systems, Inc. (1)

4.1.1	Certificate of Amendment to Certificate of Incorporation, filed May 19, 2003. (2)

4.2	Bylaws. (3)

4.3
Senior Convertible Note (“Closing Note”) dated February 15, 2008 in the original principal amount of $8,571,429 issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited. (4)

4.4
Senior Convertible Note (“Henglong Note”) dated February 15, 2008 in the original principal amount of $6,428,571 issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited. (5)

4.5
Senior Convertible Note (“Escrow Note”) dated February 15, 2008 in the original principal amount of $15,000,000 issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited. (6)

4.6
Closing Warrant to purchase 564,799 shares of common stock at $8.8527 per share, dated February 15, 2008, issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited. (7)

4.7
Escrow Warrant to purchase 564,799 shares of common stock at $8.8527 per share, dated February 15, 2008, issued by us in favor of TFINN & CO. as nominee for Lehman Brothers Commercial Corporation Asia Limited. (8)

4.8	Senior Convertible Note (“Closing Note”) dated February 15, 2008 in the original principal amount of $1,428,571 issued by us in favor of YA Global Investments, L.P. (9)

4.9	Senior Convertible Note (“Henglong Note”) dated February 15, 2008 in the original principal amount of $1,071,429 issued by us in favor of YA Global Investments, L.P. (10)

4.10	Senior Convertible Note (“Escrow Note”) dated February 15, 2008 in the original principal amount of $2,500,000 issued by us in favor of YA Global Investments, L.P. (11)

4.11	Closing Warrant to purchase 94,133 shares of common stock at $8.8527 per share, dated February 15, 2008, issued by us in favor of YA Global Investments, L.P. (12)

4.12	Escrow Warrant to purchase 94,133 shares of common stock at $8.8527 per share, dated February 15, 2008, issued by us in favor of YA Global Investments, L.P. (13)

5.1	Opinion of Heller Ehrman LLP.

10.1	Securities Purchase Agreement dated February 1, 2008 among us, Lehman Brothers Commercial Corporation Asia Limited, and YA Global Investments, L.P. (14)

10.2	Escrow Agreement dated February 15, 2008 among us, U.S. Bank National Association, Lehman Brothers Commercial Corporation Asia Limited, and YA Global Investments, L.P. (15)

10.3	Registration Rights Agreement dated February 15, 2008 among us, Lehman Brothers Commercial Corporation Asia Limited, and YA Global Investments, L.P. (16)

12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Page).

_____________________
(1)	Incorporated by reference to Exhibit 3(i) to the Registration Statement on Form 10-SB filed by us with the Commission on August 27, 2001.
(2)	Incorporated by reference to Exhibit 4.1.1 to the Registration Statement on Form S-3 (file no. 333-133331) filed by us with the Commission on April 17, 2006.
(3)	Incorporated by reference to Exhibit 3(ii) to the Registration Statement on Form 10-SB filed by us with the Commission on August 27, 2001.
(4)	Incorporated by reference to Exhibit 10.9 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(5)	Incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(6)	Incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(7)	Incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(8)	Incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(9)	Incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(10)	Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(11)	Incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(12)	Incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(13)	Incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(14)	Incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(15)	Incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.
(16)	Incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K filed by us with the Commission on March 25, 2008.